Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN THE FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CUE INC.

WARRANT TO PURCHASE COMMON STOCK

CSW-4

This Warrant (this “Warrant”) certifies that as of August 22, 2017 (the “Issue Date”), WEHO Investments LLC (“Holder”) is entitled to subscribe for and purchase, subject to the terms hereof, up to an aggregate of 75,744 shares of Class A Common Stock (the “Warrant Shares”) of Cue, Inc., a Delaware corporation (the “Company”), and at a purchase price per share equal to $0.40 (the “Warrant Price”), in each case as adjusted pursuant to Article 3 hereof.  This Warrant is issued pursuant to the Advisor Agreement, dated of even date herewith (the “Advisor Agreement”), between the Company and the Holder, pursuant to which the Holder is providing services to the Company.  Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Advisor Agreement.

Holder (as defined below) shall be only entitled to exercise this Warrant for Vested Warrant Shares in accordance with the terms hereof and during the period commencing on the Initial Vesting Date, if any, and ending on the earliest to occur of (i) a Sale of the Company, and (ii) 5:00 p.m. PST on the tenth (10th) anniversary of the Exercise Commencement Date, upon the occurrence of which this Warrant shall expire and be cancelled, with no further force or effect.  During the term of this Warrant, the Company shall provide Holder with at least ten (10) days prior written notice of a Sale of the Company.  The number of Warrant Shares purchasable upon exercise of this Warrant is subject to vesting as provided in Section 2.8 below.

ARTICLE 1.
DEFINITIONS

1.1          “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital, private equity or other similar fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  “Affiliate” shall also mean, in the case of any venture capital, private equity or other similar fund now or hereafter existing that is an Investor, all partners, members, shareholders or other equity holders of any kind of such venture capital, private equity or other similar fund, regardless of whether such partners, members, shareholders or other equity owners control such venture capital, private equity or other similar fund.

1.2          “Aggregate Price” shall mean the total number of Warrant Shares multiplied by the Warrant Price.

1.3          “Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Liquidation Event” as defined in the Certificate.

1.4          “Class A Common Stock” shall mean the Company’s Class A Common stock, no par value.

1.5          “Holder” shall have the meaning set forth in the introductory paragraph above, or any party to whom this Warrant is assigned in compliance with the terms hereof.

1.6          “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.7          “Securities Act” shall mean the Securities Act of 1933, as amended.

1.8          “Vesting Commencement Date” shall mean the Issue Date.

ARTICLE 2.
EXERCISE AND PAYMENT

2.1          Cash Exercise.  The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company, located at the address set forth on the signature page hereof, accompanied by the form of Notice of Cash Exercise in substantially the form attached hereto as Exhibit A-1 (the “Notice of Cash Exercise”) and by the payment to the Company, by cash or by certified, cashier’s or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price of the Warrant Shares being purchased.

2.2          Net Issue Exercise.  In lieu of exercising this Warrant pursuant to Section 2.1, the Holder may elect to receive shares of Class A Common Stock equal to, in whole or in part, the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with the form of Notice of Cashless Exercise in substantially the form attached hereto as Exhibit A-2 (the “Notice of Cashless Exercise” and together with the Notice of Cash Exercise, each a “Notice of Exercise”) in which event the Company shall issue to the Holder a number of shares of the Class A Common Stock computed using the following formula:

X = Y (A-B)

       A

Where
X  =  the number of Warrant Shares to be issued to the Holder of this Warrant (on the date of such calculation).

Y  =  the number of Warrant Shares purchasable under this Warrant on the date of such calculation (or, if this Warrant is exercised in part, the number of Warrant Shares represented by the portion of this Warrant being exercised).

A  =  the fair market value of one share of the Class A Common Stock (on the date of such calculation).

B  =  Warrant Price (as adjusted in accordance with Article 3 as applicable to the date of such calculation).

2.3          Fair Market Value.  For purposes of this Article 2, except as set forth in clause (ii) below, the fair market value of one share of the Class A Common Stock shall mean as follows:

(i)          The per share fair market value of the Class A Common Stock shall be as determined in the reasonable and good faith discretion of the Company’s Board of Directors; and

(ii)          Notwithstanding the foregoing, in the event this Warrant is exercised in connection with any Sale of the Company, the fair market value per share of Class A Common Stock shall be the price per share paid to the holders of such Class A Common Stock in such Sale of the Company transaction, or if no payment is made to such holders in connection with such Sale of the Company transaction, then the amount per share that would be paid to such holders if, immediately after such Sale of the Company transaction the Company (or its successor in interest, as the case may be) were to liquidate and distribute the value of all of its assets to its shareholders after settling its debts.

2.4          Stock Certificates.  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Class A Common Stock so purchased shall be delivered to the Holder within a reasonable time and, unless this Warrant has been fully exercised for the Maximum Warrant Shares or has expired, a new Warrant representing the number of shares that can be acquired, subject to any remaining vesting conditions, for the remaining unexercised Aggregate Price shall also be issued to the Holder at such time.  Notwithstanding the date of the delivery of the certificate(s) for the Class A Common Stock, the person in whose name the certificate(s) for such capital stock are to be issued shall be deemed to have become a stockholder of record on the next succeeding day on which the transfer books are open after the date of the appropriate Notice of Exercise is received by the Company.

2.5          Stock Fully Paid.  The Company represents and warrants that all Class A Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, security interests, liens, charges (excluding taxes based on the income of the Holder), except to the extent imposed by or as a result of the status, act or omission of, the Holder.

2.6          Fractional Shares.  No fractional share of Class A Common Stock will be issued in connection with any exercise hereof; in lieu of a fractional share upon complete exercise hereof, the Holder may purchase a whole share by delivering payment equal to the appropriate portion of the then effective Warrant Price.

2.7          Conditional Exercise.  Notwithstanding anything to the contrary herein, any Notice of Exercise may be conditioned, and effective only, upon the occurrence of any event(s) specified therein, including the consummation of a Sale of the Company or the declaration of a dividend.

2.8          Vesting.  This Warrant shall be exercisable for up to the number of Warrant Shares set forth on the cover page of this Warrant (the “Maximum Shares Amount”) based upon the following vesting condition (such Warrant Shares which shall have vested in accordance with the terms hereof, “Vested Warrant Shares”): fifty percent (50%) of the total Warrant Shares subject to this Warrant (i.e., 37,872) shall vest, if at all, on the first anniversary of the Vesting Commencement Date (the “Initial Vesting Date”), and the remaining fifty percent (50%) of the Warrant Shares shall vest in 1/24th increments (i.e., 3,156) of the total number of Warrant Shares granted hereunder shall become Vested Warrant Shares on the last day of each full calendar month in each case only if Holder is continuously providing services per the Advisor Agreement through the applicable vesting date.  Notwithstanding the foregoing, vesting of the Warrant Shares shall accelerate and this Warrant shall be exercisable for the full Maximum Shares Amount upon (i) a Sale of the Company or (ii) any termination of the Advisor Agreement (x) by Holder due to the Company’s material breach of the Advisor Agreement or (y) by the Company for any reason other than an uncured material breach of the Advisor Agreement by Advisor.  Holder may purchase such Vested Warrant Shares at any time on or after the initial number of Vested Warrant Shares have vested.  In lieu of any fractional amount of vesting, the Company may elect to pay to Holder an amount of cash equal to such incremental value.

ARTICLE 3.
CERTAIN ADJUSTMENTS OF NUMBER OF
SHARES PURCHASABLE AND WARRANT PRICE

The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1          Reclassification or Consolidation.  In case of any reclassification or change of outstanding securities issuable upon exercise of this Warrant, the Company, shall execute a new warrant of like form, tenor and effect and which will provide that the Holder shall have the right to exercise such new warrant and purchase upon such exercise, in lieu of each share of Class A Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of securities, money and property receivable upon such reclassification, change or consolidation by a holder of one share of Class A Common Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such reclassification, change, or consolidation.  Such new Warrant shall be as nearly equivalent in all substantive respects as practicable to this Warrant and the adjustments provided in this Article 3 and the provisions of this Section 3.1, shall similarly apply to successive reclassifications, changes, and consolidations.

3.2          Subdivision or Combination of Shares.  If the Company shall at any time while this Warrant remains outstanding and less than fully exercised: (i) split or subdivide its Class A Common Stock, the Warrant Price shall be proportionately reduced; or (ii) shall combine or reverse-split shares of its Class A Common Stock, the Warrant Price shall be proportionately increased.

3.3          Time of Adjustments to the Warrant Price and Shares Purchasable.  All adjustments to the Warrant Price and the number of shares purchasable hereunder, unless otherwise specified herein, shall be effective, as applicable, as of the earliest of:

(i)          the date of issue of the security, or the occurrence of the other event, causing the adjustment;

(ii)          the date of sale of the security causing the adjustment;

(iii)          the effective date of a division or combination of shares; and

(iv)          the record date of any action of holders of any class of the Company’s capital stock taken for the purpose of entitling the stockholders of the Company to receive a distribution or dividend payable in equity securities, provided that such division, combination, distribution or dividend actually occurs;

provided, however, that notwithstanding anything else to the contrary herein, the first adjustment, if applicable, to the Warrant Price and the number of shares purchasable hereunder, shall be calculated based off of the initial aggregate number of Warrant Shares hereunder.

3.4          Notices.  During the term of this Warrant, in addition to any other notices required or permitted hereunder, at least fourteen (14) days prior to (i) the Company declaring a record date for holders of its Class A Common Stock (or any other securities receivable upon the exercise of this Warrant) for the purpose of entitling such holders to receive any dividend, distribution, right to subscribe or purchase other securities or any other right; (ii) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (iii) any Sale of the Company or any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); (iv) any sale or transfer to another corporation or entity of all, or substantially all, of the property of the Company; (v) any voluntary dissolution, liquidation or winding-up of the Company; or (vi) any public offering of the Company’s capital stock pursuant to an effective registration statement under the Securities Act, the Company shall give notice to the Holder stating the record date for determining the holders entitled to such distribution or the date on which securities of the Company are to be exchanged in connection with a reclassification, consolidation, merger, sale of all or substantially all the assets of the Company, dissolution, liquidation or winding-up is to take place and the date, if any, on which the capital stock of the Company is to be exchanged in connection therewith.

3.5          Duration of Adjusted Warrant Price.  Following each adjustment of the Warrant Price, such adjusted Warrant Price shall remain in effect until a further adjustment of the Warrant Price.

3.6          Adjustment of Number of Shares.  Upon each adjustment of the Warrant Price pursuant to this Article 3, the number of shares of Class A Common Stock purchasable hereunder shall be adjusted to the nearest whole share, to the number obtained by dividing the Aggregate Price by the Warrant Price as adjusted.

ARTICLE 4.
TRANSFER, RIGHT OF FIRST REFUSAL; DRAG ALONG; EXCHANGE AND LOSS

4.1          Transfer.  This Warrant and any and all rights hereunder are not transferable unless otherwise agreed to by Company in writing, which agreement may be withheld in the Company’s sole and absolute discretion.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

4.2          Right of First Refusal.  The shares of Class A Common Stock issuable upon exercise of this Warrant are subject to a right of first refusal as set forth in the Company’s Bylaws (the “ROFR”).  Before any such shares of Class A Common Stock issuable upon exercise of this Warrant (or any beneficial interest in such shares) may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by Holder or any subsequent transferee, such party must first offer such shares or beneficial interest to the Company and/or its assignee(s) in accordance with the terms of the ROFR.

4.3          Drag Along.  In the event that (i) the Board, (ii) the holders of the majority of the shares of Common Stock then issued or issuable upon conversion of the shares of the Company’s Preferred Stock (the “Selling Investors”); and (iii) the holders of the majority of the shares of Common Stock then issued and outstanding (other than those issued or issuable upon conversion of the Preferred Stock) (collectively, the “Electing Holders”), approve a Sale of the Company, then Holder agrees (such agreement the Company’s “Drag-Along Right”) with respect to all shares of capital stock of the Company pursuant to this Warrant that it holds or otherwise exercises dispositive power as follows:

(i)             in the event such transaction requires the approval of the stockholders of the Company, (x) if the matter is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of shares of capital stock, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (y) to vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)          in the event that the Sale of the Company is to be effected by the sale of shares of capital stock by the Company’s stockholders (the “Selling Holders”) without the need for stockholder approval, Holder agrees to sell all shares of capital stock that it beneficially holds (or in the event that the Selling Holders are selling fewer than all of their shares of capital stock of the Company, shares in the same proportion as the Selling Holders are selling) to the person to whom the Selling Holders propose to sell their shares of capital stock;

(iii)          to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(iv)          to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company;

(v)           in the event that the Electing Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the stockholders of the Company under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of Holder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the stockholders of the Company, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other stockholder of the Company with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct;

(vi)          if the consideration to be paid in exchange for the shares pursuant such Sale of the Company includes any securities and due receipt thereof by Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to Holder in lieu thereof, against surrender of the shares which would have otherwise been sold by Holder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which Holder would otherwise receive as of the date of the issuance of such securities in exchange for such shares; and

(vii)          not to deposit any voting securities owned by Holder in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such shares of capital stock, unless specifically requested to do so by the acquiror in connection with a Sale of the Company.

Notwithstanding the foregoing, Holder will not be required to comply with these restrictions in connection with any proposed Sale of the Company unless (1) Holder receives with respect to Holder’s shares of a class or series of capital stock consideration per share that is no less than every other stockholder participating in the Sale of the Company with respect to his, her or its shares of the same class or series of capital stock, (2) the proceeds payable to Holder in connection with such transaction are equal to or greater than the proceeds required to be paid to Holder pursuant to the Company’s certificate of incorporation in effect at such time, (3) Holder’s maximum liability in connection with such Sale of the Company does not exceed the consideration payable to Holder in such Sale of the Company (other than in the case of potential liability for fraud or willful misconduct or breach of a representation by Holder relating to Holder’s title to Holder’s securities as to which liability there need not be any such limitation) and (4) the terms of such transaction applicable to Holder are materially no less favorable than the terms applicable to each other stockholder holding the same class or series of shares as Holder.

By Holder’s execution of this Warrant, Holder hereby constitutes and appoints the President and Secretary of the Company, and each of them, with full power of substitution, as Holder’s proxies with respect to the Drag- Along Right, including without limitation, votes regarding any Sale of the Company, and hereby authorize each of them to represent and to vote, if and only if Holder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner that is inconsistent with the terms of this Warrant, all of Holder’s shares of capital stock of the Company in favor of any Sale of the Company pursuant to and in accordance with the terms and provisions hereof.  The proxy granted pursuant to the immediately preceding sentence is given for good and valuable consideration the receipt and sufficiency is hereby acknowledged and, as such, is coupled with an interest and shall be irrevocable unless and until this Warrant terminates or expires.

4.4          Securities Laws.  In connection with the issuance of shares of Class A Common Stock to the Holder, the Holder agrees to execute an investment intent letter or purchase agreement in such form as reasonably requested by the Company and its counsel and as may be required to comply with federal and applicable state securities laws.  If required by the Company, in connection with each issuance of shares of Class A Common Stock upon exercise of this Warrant, the Holder will give: (i) assurances in writing, satisfactory to the Company’s counsel, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (ii) sufficient information, in writing, to enable the Company’s counsel to reasonably rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (iii) its cooperation to the Company in connection with such compliance.

4.5          Exchange.  This Warrant is exchangeable at the principal office of the Company for Warrants which represent, in the aggregate, the applicable Aggregate Price and aggregate number of Vested Warrant Shares hereunder; each new Warrant to represent the right to purchase such portion of the Aggregate Price and aggregate number of Warrant Shares, whether or not vested, hereunder as the Holder shall designate at the time of such exchange.  Each new Warrant shall be identical in form and content to this Warrant, except for appropriate changes in the number of shares of Class A Common Stock covered thereby, the percentage stated in Section 4.1 above, and any other changes which are necessary in order to prevent the Warrant exchange from changing the respective rights and obligations of the Company and the Holder as they existed immediately prior to such exchange.

4.6          Loss or Mutilation.  Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and in the case of loss, theft, or destruction, of indemnity satisfactory to it, and in the case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant identical in form and content.

ARTICLE 5.
HOLDER RIGHTS

5.1          No Stockholder Rights Until Exercise.  The Holder, solely by virtue of the existence of this Warrant, shall not be entitled to any rights as a stockholder of the Company until this Warrant is exercised for Warrant Shares in accordance with the terms hereof.

5.2          Restrictions on Transfer of Shares of Class A Common Stock.  Holder acknowledges and understands that the shares of Class A Common Stock issuable upon exercise hereof are subject to certain restrictions on transfer, including, without limitation, a right of first refusal and market standoff provision, as set forth in the Company’s Bylaws.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES BY THE HOLDER

The Holder represents and warrants to the Company as follows:

6.1          This Warrant and the Class A Common Stock issuable upon exercise hereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.  Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company’s counsel, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale in violation of applicable securities laws.

6.2          The Holder understands that the Warrant and the Class A Common Stock issuable hereunder have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempted from such registration.

6.3          The Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Class A Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

6.4          The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Class A Common Stock purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

6.5          The Holder is able to bear the economic risk of the purchase of the Class A Common Stock pursuant to the terms of this Warrant.

6.6          Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Warrant.  Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Holder understands that Holder (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Warrant.

6.7          The Holder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE 7.
MISCELLANEOUS

7.1          GOVERNING LAWS.  IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (IRRESPECTIVE OF ITS CHOICE OF LAW PRINCIPLES) SHALL GOVERN THE VALIDITY OF THIS WARRANT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO.

7.2          Binding Upon Successors and Assigns.  Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

7.3          Severability.  If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.  The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

7.4          Default, Amendment and Waivers.  Any provision of this Warrant may be amended, waived or modified upon the written consent of the Company and the Holder.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.  The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  The failure to cure any breach of any term of this Warrant within ten (10) days of written notice thereof shall constitute an event of default under this Warrant.

7.5          Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5.  If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Foley & Lardner, LLP, 975 Page Mill Road, Palo Alto, CA 94304, Attention: E. Thom Rumberger, Jr..  Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 7.5.

7.6          Construction of Agreement.  A reference in this Warrant to any section shall include a reference to every section the number of which begins with the number of the Section to which reference is specifically made (e.g., a reference to Section 3 shall include a reference to Sections 3.4 and 3.6).  The titles and headings herein are for reference purposes only and shall not in any manner affect the interpretation of this Warrant.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.7          Full Payment.  Holder hereby acknowledges and agrees that the issuance of this Warrant represents the sole obligation of the Company and its affiliates to Holder for all services rendered to the Company by Holder pursuant to the Advisor Agreement.

7.8          Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

7.9          Restricted Shares.  The shares of Class A Common Stock purchasable under this Warrant are subject to restrictions on transfer and shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with evidence, which may be an opinion of legal counsel, satisfactory to the Company’s counsel to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act, and the other requirements of Sections 4.1 through 4.4 inclusive hereof have been satisfied, as applicable.

7.10          Counterparts.  This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant on the date first written above.

COMPANY:

CUE, INC.

By:	/s/ Ayub Khattak
Name:	Ayub Khattak
Title:	Chief Executive Officer

Address:	11100 Roselle St. Suite A
San Diego, CA 92121
Email:	[***]

Agreed and Acknowledged:

HOLDER:

WEHO INVESTMENTS, LLC

By:	/s/ Robert P. Hrtica
Name:	Robert P. Hrtica
Title:	Manager

Address:	9255 W. Sunset Blvd., Ste. 615 West Hollywood, CA 90069

[Signature Page to Cue Inc. Common Stock Warrant]

EXHIBIT “A-1”

FORM NOTICE OF EXERCISE OF WARRANT BY CASH PAYMENT OF WARRANT PRICE

[insert date]

Cue, Inc.
11100 Roselle St. Suite A
San Diego, CA 92121
Attention: Chief Executive Officer

CASH EXERCISE

Ladies and Gentlemen:

The undersigned registered Holder of the Warrant to Purchase Stock delivered herewith (“Warrant”), hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the Class A Common Stock (the “Common Stock”) of Cue Inc., a Delaware corporation (the “Company”), as provided below.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant.  The portion of the Aggregate Price (as defined in the Warrant) to be applied toward the purchase of Common Stock pursuant to this Notice of Exercise is $     , thereby leaving a remainder Aggregate Price (if any) equal to $     .  Such exercise shall be pursuant to the cash exercise provisions of Section 2.1 of the Warrant.  Therefore, the Holder makes payment with this Notice of Exercise by way of [check payable or wire transfer (cross out inapplicable payment method)] to the Company in the amount of $    .  Such [check or wire transfer (cross out inapplicable payment method)] is payment in full under the Warrant for shares of Common Stock based upon the Warrant Price of $per share, as currently in effect under the Warrant.  The Holder requests that the certificates for the purchased shares of Common Stock be issued in the name of and delivered to.  To the extent the foregoing exercise is for less than the full Aggregate Price, a replacement Warrant representing the remainder of the Aggregate Price and otherwise of like form, tenor and effect should be delivered to the Holder along with the share certificates evidencing the Common Stock issued in response to this Notice of Exercise.

The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares except in compliance with applicable securities laws and all representations and warranties of the undersigned set forth in Section 6 of the attached Warrant are true and correct as of the date hereof.  Additionally, the undersigned agrees and covenants to abide by the transfer restriction terms and conditions as set forth in Sections 4.1 through 4.6, inclusive, of the Warrant, as well as the restrictions on transfer imposed on the shares of Common Stock pursuant to the Company’s Amended and Restated Bylaws, as amended.
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HOLDER

By:
Name:
Title:

NOTE: The signature to the foregoing Notice of Exercise must exactly correspond to the name of the Holder as typed on Warrant.
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EXHIBIT “A-2”

FORM OF NOTICE OF EXERCISE OF WARRANT PURSUANT TO NET ISSUE
(“CASHLESS”) EXERCISE PROVISIONS

[insert date]

Cue, Inc.
11100 Roselle St. Suite A
San Diego, CA 92121
Attention: Chief Executive Officer

CASHLESS EXERCISE

Ladies and Gentlemen:

The undersigned, registered Holder of the Warrant to Purchase Stock delivered herewith (“Warrant”), hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the Class A Common Stock (the “Common Stock”) of Cue Inc., a Delaware corporation (the “Company”), as provided below.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant.  The portion of the Aggregate Price (as defined in the Warrant) to be applied toward the purchase of Common Stock pursuant to this Notice of Exercise is $     , thereby leaving a remainder Aggregate Price (if any) equal to $     .  Such exercise shall be pursuant to the net issue exercise provisions of Section 2.2 of the Warrant; therefore, Holder makes no payment with this Notice of Exercise.  The number of shares to be issued pursuant to this exercise shall be determined by reference to the formula in Section 2.2 of the Warrant which, by reference to Section 2.3, requires the use of the current per share fair market value of the Common Stock.  The current fair market value of one share of the Company’s Common Stock shall be determined in the manner provided in Section 2.3, which amount has been determined or agreed to by Holder and the Company to be $     , which figure is acceptable to Holder for calculations of the number of shares of Common Stock issuable pursuant to this Notice of Exercise, resulting in the issuance ofshares of Common Stock.  Holder requests that the certificates for the purchased shares of Common Stock be issued in the name of and delivered to.  To the extent the foregoing exercise is for less than the full Aggregate Price of the Warrant, a replacement Warrant representing the remainder of the Aggregate Price (and otherwise of like form, tenor and effect) shall be delivered to Holder along with the share certificate evidencing the Common Stock issued in response to this Notice of Exercise.

The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares except in compliance with applicable securities laws and all representations and warranties of the undersigned set forth in Section 6 of the attached Warrant are true and correct as of the date hereof.  Additionally, the undersigned agrees and covenants to abide by the transfer restriction terms and conditions as set forth in Sections 4.1 through 4.6, inclusive, of the Warrant, as well as the restrictions on transfer imposed on the shares of Common Stock pursuant to the Company’s Amended and Restated Bylaws, as amended.
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HOLDER

By:
Name:
Title:

NOTE: The signature to the foregoing Notice of Exercise must exactly correspond to the name of the Holder as typed on Warrant.

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